EXHIBIT 99.1


Press Release:  November 1, 2002

   Pennzoil-Quaker State Company Terminates Debt Tender Offers and Consent
                                Solicitations

Houston, TX -- Pennzoil-Quaker State Company ("Pennzoil"), a wholly owned subsidiary of Shell Oil Company, announced today that less than 90% of its outstanding 10% Senior Notes, Series B, due 2008 (the "10% notes") were validly tendered on or prior to 12:00 midnight, New York time, on October 31, 2002. Accordingly, Pennzoil is not required to purchase, and will not purchase, any 10% notes tendered pursuant to Pennzoil's 10% note tender offer, pursuant to the terms of such offer as described in Pennzoil's Offer to Purchase and Consent Solicitation Statement dated October 2, 2002 (the "Offer to Purchase"), as amended. In respect of Pennzoil's previously announced 10% note alternative offer for its 10% notes, no 10% notes were tendered pursuant to such offer as of its expiration. Pennzoil announced today that its 10% note tender offer and 10% note alternative offer are terminated, and all 10% notes tendered pursuant to the 10% note tender offer will be returned promptly.

In addition, in respect of Pennzoil's previously announced change of control offer for its 10% notes, no 10% notes were tendered pursuant to such offer as of its expiration.

As indicated in the Offer to Purchase, Pennzoil announced today that Shell Oil Company will be purchasing shares of Pennzoil's capital stock, the proceeds of which sale Pennzoil will use to redeem 35% of its outstanding 10% notes at a redemption price of 110% of the principal amount thereof, which is $1,100 per $1,000 principal amount of such notes redeemed. Pennzoil will pay accrued and unpaid interest to, but not including, the redemption date on each $1,000 principal amount of 10% notes redeemed. The redemption date is Monday, December 2, 2002.

Merrill Lynch & Co. acted as exclusive dealer manager for the tender offers and solicitation agent for the consent solicitations.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities.

On March 25, 2002, Shell Oil Company, a wholly owned member of the Royal Dutch/Shell Group of Companies (NYSE-RD/NYSE-SC), and Pennzoil entered into a merger agreement pursuant to which Shell Oil Company agreed to acquire Pennzoil, with each share of Pennzoil common stock to be converted into the right to receive $22.00 in cash. On October 1, 2002, the merger was consummated. As a result of the merger, Pennzoil is now a wholly owned subsidiary of Shell Oil Company. Neither Shell Oil Company nor any other member of the Royal Dutch/Shell Group of Companies has guaranteed Pennzoil's obligations with respect to the notes as a result of the merger nor has at present any intention to do so.